EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of this 1st day of May, 2006, notwithstanding any other execution date, by and between Assured Pharmacy, Inc., a Nevada corporation (the "Company"), and Haresh Sheth ("Executive").

R E C I T A L S

A. The Company is a corporation incorporated and in good standing under the laws of the State of Nevada engaged in Business as defined below.

B. The Company desires to employ Executive, and Executive desires to be employed by the Company in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the Company and Executive hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS

The defined terms utilized throughout this Agreement shall have the following meanings which shall govern and control the interpretation of this Agreement:

"Agreement" means this Employment Agreement.

"Base Salary" shall have the meaning set forth in Section 3.1 of this Agreement.

"Benefits" shall have the meaning set forth in Section 3.2 of this Agreement.

"Business" shall mean the business of the Company which is engaged in operating pharmacies that specialize in dispensing highly regulated pain medication.

"Confidential Information" shall mean any and all information about the Business, the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that is learned by Executive in the course of his employment by the Company, including, without limitation, any and all of the following:

(A)  trade secrets, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information), however documented, that is a trade secret within the meaning of the Uniform Trade Secrets Act (the "Act"), N.R.S. §§600A.0.010 to 600A.100 et seq.; and

           (B)  proprietary knowledge, data, business and product development opportunities, formulae, information, and suppliers, vendors, distributors, manufacturers and customer lists and all papers, resumes, records (including computer records) and the documents containing such Confidential Information.

"Date of Termination" shall be two weeks following the date on which either party gives its written notice of termination in accordance with Section 7.5, provided Executive’s employment continues for such time. In the event Executive’s employment with the Company ends prior to such two week period, the Date of Termination shall be Executive’s last day of employment.

"Effective Date" means the date set forth in the preamble to this Agreement.

"Fiscal Year" means the Company's fiscal year, as it exists on the Effective Date or as changed from time to time.

"Proprietary Items" shall mean any of the Company’s tangible property, trade secrets, business opportunities, and product development opportunities.

ARTICLE 2
EMPLOYMENT TERMS AND DUTIES

Section 2.1 Employment. The Company hereby employs the Executive, and the Executive hereby accepts and agrees to furnish the Company with all the Executive’s skills and abilities to perform the duties and responsibilities of the Chief Operating Officer, upon the terms and conditions set forth in this Agreement commencing as of the Effective Date and ending on the Date of Termination.

Section 2.2 Duties. The Executive will have such duties consistent with the position of Chief Operating Officer and Chief Financial Officer and additional duties as are assigned or delegated to the Executive by the board of directors. The Executive will use his best efforts and devote whatever business time, attention, skill, and energy that are necessary to promote the success of the Business, and will cooperate fully with the board of directors of the Company in the advancement of the best interests of the Company. Nothing in this Section 2.2, however, will prevent the Executive from continuing his existing business as a broker / dealer or from engaging in additional business activities or activities in connection with personal investments and community affairs that are not inconsistent with the Executive's duties under this Agreement or federal or state law. Executive shall perform all duties reasonably requested of him, and agrees to abide by the policies, practices, procedures or rules of the Company.

Section 2.3 Employment Relationship. The parties acknowledge and agree that the employment relationship created hereby is "At Will" which allows either the Executive or the board of directors to terminate this relationship at any time for any reason or no reason, under no particular procedure, except upon two weeks written notice.

ARTICLE 3
COMPENSATION

Section 3.1 Base Salary. Commencing on the Effective Date, the Company shall pay to Executive an annual base salary of One Hundred Fifty Thousand Dollars ($150,000.00) (“Base Salary”), to be adjusted from time to time as Executive and the board of directors may agree. Executive’s Base Salary shall be payable in accordance with Company’s normal payroll procedures. Notwithstanding, Executive shall have the exclusive authority to accrue a portion or the entire amount of the Executive’s annual base salary for an indefinite period of time in the event that the Company has insufficient financing to implement its business plan.

Section 3.1.1 Stock Option Grant. Upon execution of this Agreement, Executive shall receive a grant of stock options to purchase 1,133,334 shares of common stock in the Company at the exercise price of $0.60 per share. All stock options are exercisable for a period of ten years from the date of issuance. These stock options will vest as follows: 566,667 become fully vested on September 29, 2006 and 566,667 become fully vested on September 29, 2007. Executive may exercise all vested options granted herein at any time, and from time to time, until termination of the option. During Executive’s lifetime, this option shall be exercisable only by Executive. This option shall not be transferable by Executive other than by the laws of descent and distribution upon Executive’s death.

Section 3.1.2 Notice and Payment. Any exercisable portion of the stock options granted in Section 3.1.1 may be exercised only by delivery of a written notice to the Company prior to the time when such stock option becomes unexercisable, stating the number of shares being purchased and tendering payment in full of the exercise price of such option by, as applicable, delivery of: (a) cash or check for an amount equal to the aggregate stock option exercise price for the number of shares being purchased, (b) a copy of instructions to a broker directing such broker to sell the Common Stock for which such options are exercised, and to remit to the Company the aggregate exercise price of such stock options (a “cashless exercise”), or (c) shares of the Company's Common Stock owned by the Executive, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate purchase price of the shares with respect to which such stock options or portion is thereby exercised (a "stock-for-stock exercise").

Section 3.1.3 Demand Registration Rights. At any time after the execution of this Agreement, the Executive may demand registration (a "Demand Registration") under the Securities Act of 1933, as amended (the "1933 Act"), of all or any portion of the common stock underlying the options issued under this Agreement. In order to accomplish such demand, the Executive shall send written notice of the demand to the Company’s board of directors, and such notice shall specify the number of securities sought to be registered. The Company shall only be required to effect two Demand Registrations, and shall only be required to proceed with a

Demand Registration requested by the Executive if the number of securities that the Executive shall have elected to include in such Demand Registration pursuant to this Section 3.1.3 has an aggregate fair market value, in the opinion of an investment banker selected by the Executive and reasonably acceptable to the Company, in excess of $500,000. The Company will not be obligated to affect any Demand Registration within six months after the effective date of a previous registration of securities of the Company. In a Demand Registration, the Company will pay the registration expenses.

Section 3.1.4 Piggyback Registration. If at any time the Company proposes to register any of its common stock under the Securities Act, whether as a result of an offering for its own account or the account of others, excluding any registrations to be effected on Forms S-4 or S-8 or other applicable successor Forms, on a registration statement that is to become effective prior to the termination date of the options, the Company shall offer Executive the opportunity to include the common stock underlying each option in such registration statement. The Company shall include in any such registration statement all or part of the underlying common stock that Executive requests to be registered. In a Piggyback Registration, the Company will pay the registration expenses.

Section 3.2 Benefits. Executive shall be entitled to participate in all Executive welfare and health benefit plans, if any, established by the Company from time to time for the benefit of all Executives of the Company. Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

Section 3.3 Bonus Compensation. The Executive is eligible for bonus compensation based upon both the Company's and the Executive’s individual performance for each fiscal year or portion thereof during which the Executive was employed by the Company hereunder. The amount and time for payment of the Bonus Compensation for any year, if any, shall be determined by the Board of Directors in its discretion based on performance and industry standards that are to be determined.

ARTICLE 4
TERMINATION

Section 4.1 Termination of Employment Relationship. Except as otherwise provided in this Article 4, either Executive or the Company may terminate the employment relationship at anytime, upon two weeks written notice, and without liability or recourse to the other except for a breach by the Executive of the provisions of Article 5 and/or Article 6 which shall survive the cessation of the employment relationship and remain binding and enforceable.

Section 4.1.1  Termination by Death. The employment relationship shall terminate on the date of the Executive’s death, in which event Executive’s Base Salary and Benefits owing to Executive through the date of Executive’s death shall be paid to his estate. Executive’s estate will not be entitled to any other compensation under this Agreement.

Section 4.1.2  Termination by Disability. If, during the employment relationship, in the opinion of the Company, Executive, because of physical or mental illness or incapacity, shall become unable to perform substantially all of the duties and services required of him under this Agreement for a period of twenty (20) days in the aggregate during any twelve-month period, the Company may, upon at least ten (10) days’ prior written notice given at any time after the expiration of twenty (20) day period, notify Executive of its intention to terminate this Agreement as of the date set forth in the notice. In case of such termination, Executive shall be entitled to receive Base Salary and Benefits owing to Executive through the Date of Termination. The Company shall have no further obligation or liability to Executive.

ARTICLE 5
NON-DISCLOSURE COVENANT

Section 5.1 Acknowledgments by the Executive. The Executive acknowledges that:

(A) as a part of his employment, the Executive will be afforded access to Confidential Information;

(B) public disclosure of such Confidential Information could have an adverse effect on the Company and its Business;

(C) the Company has required that the Executive make the covenants in this Article 5 as a condition to Executive’s employment, and to the additional benefits provided to Executive under this Agreement; and

(D) the provisions of this Article 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information. Executive further acknowledges that his position with the Company is special, unique and intellectual in character and his position in the

Company will place him in a position of confidence and trust with Executives and customers of the Company.

Section 5.2 Confidentiality. In consideration of the compensation and benefits to be paid or provided to the Executive by the Company under this Agreement, the Executive unconditionally covenants as follows:

(A) the Executive will hold in strictest confidence the Confidential Information and will not disclose it to any individual or entity except with the specific prior written consent of the Company, except as necessary to discharge his duties to the Company during the course of his employment with the Company, except as otherwise expressly permitted by the terms of this Agreement, or otherwise compelled by the actual legal process. The foregoing obligation and restriction does not apply to any part of the Confidential Information that the Executive demonstrates:

(i) was publicly known and made generally available in the public domain prior to the time of disclosure to the Executive;

(ii) becomes publicly known and made generally available after disclosure to the Executive through no action or inaction of the Executive; or

(iii) is in the possession of or previously developed independently by the Executive, without confidentiality restrictions, at the time of disclosure as shown by the Executive’s files and records immediately prior to the time of disclosure. Upon receiving notice of any legal demand, request or requirement for disclosure of Confidential Information, the Executive shall:

1) immediately notify the Company of the existence, terms and circumstances of such demand, request or requirement;

2) consult with the Company on the advisability of taking legally available steps to resist or narrow such demand, request or requirement; and

3) assist the Company in taking any such steps the Company deems to be advisable.

In the event any Confidential Information must be disclosed as a result of any such demand, request or requirement, the Executive shall disclose only that portion of the Confidential Information which it is advised by qualified legal counsel is legally required to be disclosed, and exert its best efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information disclosed; and

(B) the Executive will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Company) Confidential Information and Proprietary Items. The Executive recognizes that, as between the Company and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during employment, the Executive will return to the Company all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items. This obligation is supplementary to and in addition to the Company’s confidentiality and non-disclosure policies and procedures adopted by the Company from time to time.

Section 5.3 Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

ARTICLE 6
NON-COMPETITION AND NON-SOLICITATION

Section 6.1 Restrictions During Employment. Executive agrees and covenants that during his employment with the Company, Executive shall not, either directly as an individual, partner, agent, independent contractor, Executive or indirectly through a corporation, partnership, limited liability company, affiliate, subsidiary or otherwise:

(A) establish or operate a business or enterprise, or provide services which are in competition with the Business.

(B) solicit, induce or attempt to induce any Executive, consultant, supplier, customer, distributor, manufacturer, service provider, vendor or other person associated with the Company to leave the employment of, or to discontinue their association with the Company, or any affiliate thereof.

Section 6.2 Restrictions after Employment. Executive agrees and covenants that during the time period described below at Section 6.3 (the "Restricted Period"), Executive shall not either directly as an individual, partner, agent, independent contractor, Executive or indirectly through a corporation, partnership, limited liability company, affiliate, subsidiary or otherwise:

(A) establish, operate or provide services which are in competition with the Business.

(B) solicit, induce or attempt to induce any Executive, consultant, supplier, customer, distributor, manufacturer, service provider, vendor or other person associated with the Company to leave the employment of, or to discontinue their association with the Company, or any affiliate thereof.

Section 6.3 Post-Employment Restricted Period. Executive agrees and covenants that Executive will comply with the post-employment restrictions set forth above in Section 6.2 for one (1) year after cessation of employment with the Company (the "Restricted Period") in the event Executive is terminated by the Company for cause. In the event the Executive resigns or is terminated without cause then the Restricted Period shall be thirty (30) days. In the event the Company ceases the Business of the Company, then this Article 6 shall become null and void and of no further force or effect.

Section 6.4 Election of Remedy by the Company. Executive acknowledges and agrees that if Executive breaches the covenants contained in Sections 6.1 and/or 6.2, it will be difficult to calculate the precise amount of the Company’s damages. As a result, the parties agree that in the event of such a breach, the Company may seek and obtain all legal and equitable relief available under this Agreement or other provision of law.

Section 6.5 Necessity of Remedy. Executive acknowledges and agrees that the covenants contained in Article 5 and this Article 6 survive the termination of this Agreement, and are necessary to protect the business and goodwill of the Company and that a breach of these covenants will result in irreparable harm and continuing damage to the Company. As a result, Executive agrees that in the event Executive breaches or threatens to breach such covenants, the Company shall be entitled to specific performance and/or injunctive or other equitable relief in order to prevent the continuation of such harm, as well as money damages.

Section 6.6 Reformation. The parties have attempted to limit the provisions of Article 5 and this Article 6 to the greatest extent possible while still protecting each party’s interest. However, the parties hereby agree that, in the event any provision of Article 5 or this Article 6 is adjudged by any court or other arbiter of competent jurisdiction to be void or unenforceable, in whole or in part, such tribunal shall modify and enforce any such provision, section or subsection to the maximum extent that it believes to be reasonable under the circumstances.

Section 6.7 Assignment. Executive agrees to be bound by the covenants contained in Article 5 and this Article 6 in the event of the Company’s merger, consolidation, or sale of substantially all of its assets with or to a third party. Executive acknowledges that this provision was negotiated at arm's length and supported by additional and separate consideration from that given in exchange for the covenants themselves and is expressly made a condition of employment by the Company.

ARTICLE 7
GENERAL PROVISIONS

Section 7.1  Representations and Warranties by the Executive. The Executive represents and warrants to the Company that the execution and delivery by the Executive of this Agreement does not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound. The Executive has no reason to believe he will be unable to discharge the duties hereunder, or otherwise comply with this Agreement

Section 7.2 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 7.3 Binding Effect. Each covenant and condition of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 7.4 Assignment. Neither the Company or the Executive shall voluntarily subcontract or assign any of their respective rights, duties or obligations hereunder without first obtaining the other party’s written consent; provided, however, such consent from the Executive shall not be required in the event of the Company’s merger, consolidation, or sale of substantially all of its assets with or to a third party.

Section 7.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) by regular mail, postage prepaid, returned receipt requested in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Company:	Assured Pharmacy, Inc.
Attn: Richard Falcone, Chairman of the Board of Directors
17935 Sky Park Circle, Suite F
Irvine, California 92614

If to the Executive:	Haresh Sheth
27 Woodfield Court
Princeton, New Jersey 08540

Section 7.6 Amendments and Modifications. This Agreement shall not be modified, amended, supplemented or extended except by a written document executed by both the Company and Executive, except as expressly provided herein to the contrary.

Section 7.7 Governing Law. This Agreement will be governed by the laws of the State of Nevada excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Section 7.8 Arbitration. Any and all disputes, controversies or claims arising under or in connection with this Agreement, including without limitation, fraud in the inducement of this Agreement, or the general validity or enforceability of this Agreement, shall be governed by the laws of the State of Nevada, without giving effect to its conflict of laws provisions and shall be submitted to binding arbitration before one arbitrator of and in accordance with the commercial arbitration rules of the American Arbitration Association and conducted in a private manner in Clark County, Nevada. The award of the arbitrator shall be final and enforceable in the courts of Nevada. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. Each party shall have the right to discovery in accordance with the Nevada Rules of Civil Procedure so long as all discovery is conducted under a confidentiality order issued by the arbitrator prohibiting the use of any information disclosed or delivered in the discovery process except for use within the Arbitration. Upon conclusion of the arbitration, all documents or tangible items disclosed must be returned to the party who produced the items.

Section 7.9 Jurisdiction. Notwithstanding the arbitration clause in Section 7.8 above, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Nevada, County of Clark, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

Section 7.10 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article," "Articles," "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. In the event of any dispute regarding any provision of this Agreement, the terms of this Agreement shall be construed neutrally and shall not be construed against or in favor of either party, notwithstanding the fact that one party may have been responsible for drafting the initial form of this Agreement.

Section 7.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 7.12 Time. Time is of the essence for all obligations contemplated in this Agreement.

Section 7.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 7.14 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

Section 7.15 Legal Counsel. Each party hereto acknowledges that they have had full and fair opportunity to seek and consult with independent legal counsel with respect to the legal consequences to them arising from or connected with this Agreement and has freely and voluntarily entered into this Agreement with knowledge of the legal and financial consequences of such action. If the Executives has failed to review this Agreement with legal counsel of his own selection, he has voluntarily waived this right.

Section 7.16 Attorneys' Fees and Arbitration Expenses. In any judicial action, arbitration or proceeding among the parties to enforce any of the provisions of this Agreement or any right of any party hereto, regardless of whether such action or proceeding is prosecuted to judgment and in addition to any other remedy, the unsuccessful party shall pay to the successful party all costs and expenses, including reasonable attorneys' fees and arbitration expenses, incurred therein by the successful party.

IN WITNESS WHEREOF, the parties have agreed to be bound under this Agreement.

Assured Pharmacy, Inc., a Nevada corporation /s/ Richard Falcone Richard Falcone Chairman of the Board of Directors	/s/ Haresh Sheth Haresh Sheth